Exhibit 99.1

Plains All American and Oryx Midstream Complete Formation of Permian Basin
Joint Venture

HOUSTON & MIDLAND, TX – October 5, 2021 – Plains All American (Nasdaq: PAA & PAGP) (“Plains”) and Oryx Midstream Holdings LLC (“Oryx”), a portfolio company of Stonepeak Infrastructure Partners, today announced that they have successfully completed the formation of their Permian Basin strategic joint venture. Plains Oryx Permian Basin LLC (the “JV”) includes all of Oryx’s Permian assets and, with the exception of Plains’ long-haul pipeline systems and certain of its intra-basin terminal assets, the vast majority of Plains’ assets located within the Permian Basin.

“This is a significant milestone that positions Plains, Oryx and the JV to create significant value for our customers, partners, and investors,” said Willie Chiang, Chairman and CEO of Plains All American. “The Plains and Oryx teams have developed a robust integration strategy that prioritizes a seamless transition for customers and positions the JV to capture opportunities as the Permian continues to grow.”

“Today marks an important step for the Plains Oryx Permian Basin joint venture and we are excited to continue our close partnership with the Plains team as we collectively move ahead with integration planning and execution,” said Brett Wiggs, Chief Executive Officer of Oryx. “We are confident that this joint venture will provide significant and mutual benefits to all involved by increasing connectivity, enhancing reliability, and strengthening efficiencies across the Permian Basin. We look forward to continuing to work with the Plains team to grow and strengthen the joint venture in the future.”

Plains Oryx Permian JV Overview: Strategic Alignment, Multiple Benefits

•	Natural combination of two leading Permian franchises, provides JV customers enhanced flexibility, optionality and connectivity

•	Highly complementary assets, capabilities, and long-term business models, with direct downstream connections to all major intra-basin and downstream markets

•	Enhances shipper diversification, economies of scale and long-term Free Cash Flow

•	>4 million dedicated system acres, high-return multi-decade drilling inventory, ~7-year average remaining contract tenor

•	Cashless transaction, debt-free entity, durable JV structure that is owned 65% PAA / 35% Oryx (governance consistent with ownership interests)

•	Near-term Free Cash Flow accretive to Plains and Oryx, expecting +/- $50MM of run-rate near-term synergies to be captured within 12 months and $100MM+ long-term, plus upside potential available related to expected Permian production growth and integration opportunities

•	Plains serves as operator of the JV, and going forward, the JV’s results will be consolidated into Plains’ reported results and financial statements

•	A Joint Operating Committee that includes representatives from Plains and Oryx will provide oversight on material JV operating and commercial decisions

•	Multiple opportunities to drive operating efficiencies; supports reducing environmental footprint, GHG emissions and overall costs of operations

About Plains

PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for primarily for crude oil and natural gas liquids ("NGL"). PAA owns an extensive network of pipeline transportation, terminalling, storage, and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles more than 5 million barrels per day of crude oil and NGL in its Transportation segment.

PAGP is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America.

PAA and PAGP are headquartered in Houston, Texas. For more information, please visit www.plainsallamerican.com.

About Oryx

Midland-based Oryx is a leading private midstream company. In October 2021, Oryx merged its assets, operations, and commercial activities in the Permian Basin into a newly formed joint venture with Plains All American, Plains Oryx Permian Basin. Through its role on the partnership’s joint operating committee and board, Oryx provides critical oversight on material joint venture operating and commercial decisions. Through its interest in Plains Oryx Permian Basin, Oryx remains dedicated to providing producers with solutions and flexibility through a full suite of midstream services. For more information, please visit www.oryxmidstream.com.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this release consist of forward-looking statements that involve certain risks and uncertainties that could cause actual results or outcomes to differ materially from results or outcomes anticipated in the forward-looking statements. These risks and uncertainties include, among other things, market constraints, third-party constraints, legal constraints (including governmental orders or guidance), or other factors; increased costs; industry, market and economic conditions; adverse operational developments; and other factors and uncertainties as discussed in PAA's and PAGP's filings with the Securities and Exchange Commission.

Contacts:

Plains All American

Investors
Brett Magill
Director, Investor Relations

(866) 809-1291

Media
Brad Leone

Director, Communications

(866) 809-1290

Oryx Midstream

Meredith Howard

Redbird Communications

(210) 737-4478

meredith@redbirdpr.com